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CODE OF ETHICS

Revised November 2017

To All Symmetry Partners Employees:

The Code of Ethics is based on the principle that all employees of Symmetry Partners and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the firm's interests. It is the responsibility of all personnel to conduct business with the highest level of ethical standards to facilitate the firm’s fiduciary duty owed to its clients.

We take our fiduciary responsibility seriously. We trust that you will not only read the Code of Ethics, but will act within the guidelines set forth and by the spirit for which it is intended.

Thank you,	Thank you,

David E. Connelly Jr.	Patrick A. Sweeny
Principal	Principal
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Table of Contents

INTRODUCTION	Page 4

PERSONS AND SECURITIES COVERED	Pages 5-6

STANDARDS OF BUSINESS CONDUCT	Page 7

FIDUCIARY DUTY AND GENERAL PRINCIPLES	Pages 8-10

•	Confidentiality	Page 10

CONFLICTS OF INTEREST	Pages 11-35

•	Trading Practice (Best Execution/Directed Brokerage/Trade Aggregation)	Page 13

❑	Best Execution	Pages 13-15

❑	Directed Brokerage	Page 15

❑	Trade Aggregation	Pages 15-18

❑	Share Class/Trade Errors	Page 18

❑	Soft Dollar Arrangements	Page 19

❑	Principal and Agency Cross Transactions	Page 20

•	Personal Securities Transaction Policy	Pages 21-23

❑	Pre-Clearance Form	Page 24

❑	Quarterly Personal Securities Transaction Report	Pages 25-26

❑	Initial/Annual Personal Securities Transaction Report	Pages 27-28

•	Gifts, Entertainment & Contributions	Pages 29-30

•	Outside Activities	Page 31

•	Insider Trading	Pages 32-35

SECURITIES WHISTLEBLOWER INCENTIVES AND PROTECTIONS PROGRAM	Pages 36-37

REPORTING AND REVIEW	Page 38

ANNUAL CERTIFICATION	Page 39
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INTRODUCTION

What is the Difference between the Code of Ethics and the Compliance Manual/Policies and Procedures? Code of Ethics

In general the Code of Ethics (“Code”), required under Rule 204A-1 of the Investment Advisers Act of 1940

(“Advisers Act”), is designed to encompass the following:

Set the tone for the conduct and professionalism of the firm principals, IARs, and employees;

Broad-based principles and broad-based concepts addressed to the firm’s employees, which emphasize fiduciary duties;

Require employees to comply with Federal Securities laws such as, but not limited to, the insider trading policy and personal security transactions policy which are detailed in the pages that follow;

In addition, the Code includes provisions intended to ensure compliance with Section 17(j) of the Investment Company Act of 1940 (“1940 Act”), and Rule 17j-1 thereunder with respect to clients that are registered as investment companies under the 1940 Act.

Compliance Manual/Policies and Procedures

In general the firm’s Compliance Manual/Policies and Procedures, required under Rule 206(4)-7 of the Advisers Act, is designed to:

Focus on the firm’s compliance with the Advisors Act and the rules thereunder;

Encompass the firm’s daily procedures and how those procedures are conducted to be compliant with the Advisor Act;

Identify risks inherent in those procedures, which would cause non-compliance and potential liability for the firm.

Appendices to the Code of Ethics

The Code shall at times cross-reference the firm’s Compliance Manual and other relevant Policies and Procedures.

Goals of the Code of Ethics

The goals of Symmetry’s are to accomplish the following: Protect the firm’s clients by deterring misconduct;

Educate employees regarding the firm’s expectations and the laws governing their conduct;

Remind employees that they are in a position of trust and must act with complete propriety at all times; Protect the reputation of the firm;

Guard against violation of the securities laws;

Establish procedures for employees to follow so that the firm may determine whether their employees are complying with the firm’s ethical principles.

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Persons and Securities Covered by the Code

Persons Covered by the Code

Rule 204A-1 requires the code to cover the firm’s “Supervised Person” and a subset of these Supervised Persons labeled “Access Person.” These terms are defined below.

“Supervised Person” is defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), employee of an investment advisor, or other person who provides investment advice on behalf of the investment advisor and is subject to the supervision and control of the investment advisor.

"Access Person" is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Firm’s directors, officers, and partners are presumed to be Access Persons.

An access person defined under Rule 17(j) is defined to include (a) any “advisory person” of a fund or its investment adviser and (b) any director, officer or general partner of a fund’s principal underwriter who makes, participates in or obtains information regarding, the fund’s portfolio transactions in the ordinary course of business, or whose functions or duties in the ordinary course of business relate to the making of any recommendations concerning these transactions. An “advisory person” of a fund or its adviser is defined to include any director, officer, general partner or employee of the fund or adviser (or of any company in a control relationship with the fund or adviser) who makes, participates in or obtains information regarding the fund’s portfolio transactions in connection with such person’s regular functions or duties, or whose functions relate to the making of any recommendations concerning these transactions. An advisory person also includes any individual in a control relationship to a fund or adviser who obtains information concerning recommendations made to the fund about portfolio securities transactions. All directors, officers and general partners of a fund are presumed to be access persons. If an investment adviser’s primary business is advising funds or other advisory clients, all directors, officers and general partners of the adviser are presumed to be access persons of any fund advised by the adviser.

As Applies to Symmetry

Due to the firm’s size, all principals, and employees either meet all definitions stated above. Therefore, the Code is applicable to all and all are treated as Access Persons. Certain provisions of this Code also apply to the “Family Members” of access persons. Symmetry’s Chief Compliance Officer (“CCO”) may designate additional person as access persons subject to the Code from time to time as appropriate, such as independent contractors or consultants.

Securities Covered by the Code

Covered Security means any stock, bond, future investment contract or any other instrument that is considered a “security” under the investment advisor’s act. The term “covered security” is very broad and includes items you might not ordinarily think of as “securities,” such as:

Options on securities, on indexes, and on currencies;

All kinds of limited partnerships;

Initial Public Offerings;

Shares in Unit Investment Trusts and Open-ended Exchange Traded Funds;

Foreign unit trusts and foreign mutual funds;

Private investment funds, hedge funds and Investment clubs; and

Shares and holdings in open-ended mutual funds (a “Fund or “Funds”) for which the firm acts as the investment

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advisor or sub-advisor.

"Non-Reportable Securities" include the following:

U.S.	Government securities;

Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);

Shares of open-ended money market funds;

Shares and holdings in other open-ended mutual funds where the Firm does not act as an investment advisor or sub- advisor to the funds; and

Units of a Unit Investment Trust (“UIT”) if the UIT is invested exclusively in unaffiliated mutual funds.

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Standards of Business Conduct

Fiduciary Duty

This Code is based on the principle that all employees of Symmetry Partners and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the firm's interests. It is the responsibility of all personnel to conduct business with the highest level of ethical standards to facilitate the firm’s fiduciary duty owed to its clients.

The firm and all employees associated with the firm are prohibited from:

Employing any device, scheme, or artifice to defraud any client or prospective client;

Engaging in any transaction, practice or course of business that operates as a fraud or deceit upon any client or prospective client;

Engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative;

Directly or indirectly acquiring any beneficial interest in securities of an Initial Public Offering (“IPO”) or Private Placement, in which the firm is allocated shares in, without prior written approval from the CCO;

Follow and adhere to the Fiduciary duties and general principles as outlined in this Code.

Federal and State Security Laws

This Code based on the principle that all employees associated with Symmetry Partners must comply with applicable federal and state securities laws. As such, all employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

To defraud a such client in any manner;

To mislead such client, including by making a statement that omits material facts;

To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

To engage in any manipulative practice with respect to such client; or

To engage in any manipulative practice with respect to securities, including price manipulation.

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Fiduciary Duty and General Principles

Fiduciary Duty

Pursuant to Section 206 of the Advisers Act, both the firm and its employees are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance for this involves more than acting with honesty and good faith alone. It means that the firm has an affirmative duty of utmost good faith to act solely in the best interest of clients.

General Principles

The following general principles and duties must guide the firm and the firm’s employees as a fiduciary.

1.	Place the interests of the clients first

All employees must scrupulously avoid serving their own personal interests ahead of the interests of the firm’s clients. Employees may not induce or cause a client to take action, or not to take action, for personal benefit, rather than for the benefit of the client. For example, an employee would violate the policy by causing a client to purchase a security he or she owned for the purpose of increasing the price of that security. The firm must avoid any circumstances that might adversely affect or appear to affect the duty of complete loyalty to the firm’s clients.

2.	Avoid taking inappropriate advantage of their position

The receipt of investment opportunities, perquisites or gifts from persons seeking business with the firm, could call into question the exercise of the independent judgment of an employee. A principal or an employee may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Also, employees must disclose any potential or actual conflicts of interest when dealing with clients.

3.	All personal securities transactions are to be conducted in such a manner as to be consistent with the code of ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

The firm’s procedures governing personal security transactions are covered in this manual.

4.	Confidentiality

Employees are prohibited from revealing information relating to investment intentions, activities or portfolios of clients except to persons whose responsibilities require knowledge of the information. The firm will not disclose any nonpublic personal information about a client to any nonaffiliated third party other than allowed by law, by contract or as disclosed in the firm’s privacy principles unless the client expressly gives permission to the firm to do so, or as defined by law. The client in writing must grant such permission, or denial of permission, to the firm. A copy of the permission/denial document will be filed in the client file.

5.	Independence in the investment decision-making process is paramount

The firm shall only recommend those investments that it has a reasonable basis for believing are suitable for client(s).

6.	The importance of acting with honesty, integrity and professionalism in all aspects of our business

These general principles govern all conduct, whether or not the conduct also is covered by more specific provisions below. We expect all of our employees, officers, and directors to abide by this Code both in word and in spirit. Failure to comply with this Code is a serious matter that may result in disciplinary action, up to and

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including termination of employment.

If you have any questions or need clarification regarding what the Code does and does not permit, please do not hesitate to contact the CCO.

Other Fiduciary Duties

Disclosures

Both Disclosure Brochures (Form ADV Part 2A and B) and the firm’s Advisory Services Agreement must include language detailing all material facts regarding the firm, the advisory services rendered, compensation, conflicts of interest, and detailed information regarding those employees providing advisory services.

Form N-1A requires that a fund must disclose in its prospectus or SAI (a) whether the fund, its adviser and its principal underwriter have adopted codes of ethics, and (b) whether these codes permit personnel to invest in securities for their own accounts, including securities that may be purchased or held by the fund. In addition, a fund must file codes of ethics required by Rule 17j-1 as exhibits to the fund’s registration statement.

Use of Disclaimers

The firm shall not attempt to limit liability for willful misconduct or gross negligence through the use of disclaimers. Fraud

Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and, misappropriation of client funds.

Fiduciary Obligations under ERISA

Under ERISA, a fiduciary is any person who exercises discretionary authority or control involving the management or disposition of plan assets;

Renders investment advice for a fee; or,

Has any discretionary authority or responsibility for the administration of the plan.

Where the firm acts as a fiduciary under ERISA, it must:

Act solely in the interests of the participant and their beneficiaries;

Offset the expenses of administration of the plan;

Act with the care, skill, prudence, and diligence that a prudent man would use in the same situation;

Diversify plan investments to reduce the risks of large losses unless it is clearly prudent not to do so;

Comply with all applicable disclosure requirements; and

Act according to the terms of the plan documents.

The DOL’s new “Fiduciary Rule” (Definition of the Term “Fiduciary”, Conflict of Interest Rule-Retirements Advice, 81 Fed. Reg. 20946 (April 8, 2016), became applicable June 9, 2017. The Rule has expanded the scope of the following: who and what actions constitute a fiduciary act; clients and accounts that would under the new rule be considered retirement investors and retirement accounts. As such, Symmetry has adopted processes and supporting

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documentation, where applicable, to assure that retirement investors are receiving advice pursuant to the Best Interest standard under the rule. Compliance with the Full BIC Exemption is required by Jan. 1, 2018. However, The White House’s Office of Management and Budget approved the Department of Labor’s proposal to extend the transition period and delay the applicability of aspects of the DOL’s Fiduciary Rule from January 1, 2018 to July 1, 2019. The DOL has published a proposed rule extending the transition period and delaying aspects of the Rule in the Federal Register, with a 15 day comment period ending on September 15, 2017. The DOL is then expected to approve a final Rule. Depending on the outcome of the Full BIC exemption, various sections of this Code of Ethics may change.

Confidentiality

The firm’s Privacy Policy, which states that under no circumstances, other than written client approval or what is allowed under the law, does the firm share personal information to third parties other than service providers. The Privacy Policy is annually distributed to all clients and posted on our website. The Privacy Policy is also provided to prospective clients at the commencement of their relationship with Symmetry Partners. One of the fundamental fiduciary provisions is that the client’s non-public information is held in strictest confidence. A list of the ways the firm safeguards client information can be found in the firm’s Information Security Program. These include the administrative, physical, and technological safeguarding techniques used to protect client information, address Cyber Security risks, and ensure compliance with Regulation S-P, and all applicable federal and state regulations. The firm has also adopted a Data Security Incident Response Plan. Procedures relating to the safeguarding of client information are also included in the Compliance Manual.

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Conflicts of Interest

The firm as a fiduciary has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of the clients. Employees of the firm are held to even higher standards in that the individual must be aware of and use best efforts to avoid even the appearance of conflict and impropriety. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts.

Disclosure

Employees must disclose any potential or actual conflicts of interest when dealing with clients.

Conflicts among Client Interests

All employees are prohibited from showing inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Firm Opportunities

Employees may not take personal advantage of any opportunity properly belonging to any client or the firm.

Undue Influence

Employees shall not cause or attempt to cause any client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such employee. If an employee stands to materially benefit from an investment decision for a client that the employee is recommending or participating in, the employee must disclose to those persons with authority to make investment decisions for the client the full nature of the beneficial interest that the employee has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the employee or the appearance of impropriety. The person to whom the employee reports the interest, in consultation with the CCO, must determine whether or not the employee will be restricted in making investment decisions in respect of the subject security.

Reporting

The firm recognizes that potential practices and/or relationships of firm employees may give rise to actual, perceived, or potential conflicts of interest. As such, to facilitate the firm’s ongoing monitoring of potential conflicts, the firm has developed conflict questionnaires which are distributed to employees and designed to identify certain practices and/or relationships which may give rise to potential conflict of interests.

Additional Policies and Procedures

The following sections in the Code are policies and procedures designed to address the areas where conflict of interest issues usually arise.

Trade Practice

Best Execution / Directed Brokerage / Trade Aggregation

Please see policy in a subsequent section of this Code.

Directed brokerage

Please see policy in a subsequent section of this Code.

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Trade Error

Please see policy in a subsequent section of this Code.

Soft Dollar Arrangements

Please see policy in a subsequent section of this Code.

Agency & Principal Transactions

Please see policy in a subsequent section of this Code.

Personal Security Transactions

Please refer to the policies and procedures in a subsequent section of this Code.

Gifts, Entertainment & Contributions

Please refer to the policies and procedures in a subsequent section of this Code.

Outside Activities

Please refer to the policies and procedures in a subsequent section of this Code.

Insider Trading

Please refer to the policies and procedures in subsequent section of this Code.

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Trading Practice

Best Execution / Directed Brokerage / Trade Aggregation

Due to the firm’s investment style and investment choice, (Mutual Funds and Exchange Traded Funds), the frequent opportunities for trading abuses are not prevalent with our firm. Still, we maintain strict policies against various trading practices such as, but not limited to, prohibition against soft dollar arrangements, no frequent trading by employees, no market timing practices, and proscription of the trading practice called front running. The firm wants to eliminate even the perception of impropriety or conflict of interest. As such, Symmetry’s brokerage practices are confined to the applicability of the firm’s advisory services and strategic investment philosophy.

Best Execution

Symmetry only recommends transactions in shares of mutual funds and ETFs. As such, Symmetry does not recommend broker-dealers for transactions in shares of mutual funds. Transactions in mutual fund shares are effected directly between a client’s custodian and the mutual fund or its agents. Because such transactions are, pursuant to Rule 22c-1 under the Investment Company Act of 1940, required to be effected at a price based on the net asset value of such shares next computed after the order to purchase or sell such shares is received, and clients do not pay any sales loads in connection with such transactions, a price based on the net asset value of the mutual fund shares next computed after the order to purchase or sell such shares is received will be the most favorable trade execution reasonably available. With respect to transactions in shares of mutual funds, Symmetry will seek to invest in shares of the class offered by the mutual funds that has the lowest expense ratio.

For transactions in ETFs for clients other than Fund clients, at present, there are three custodians that are operationally set up to maintain client accounts, and each such client selects his or her own custodian. In selecting its custodian, each client will be deemed to have directed Symmetry to effect any transactions in ETF shares through such broker as the client’s custodian may from time to time direct.

Symmetry clients utilize the services of other custodians due to the particular services the client is receiving. As such, there are custodians who hold 401(k) plan assets through the client’s relationship with the Third Party Administrators’.

In the case of Fund clients, with respect to transactions in ETFs [and other types of securities], It should be noted that Symmetry may seek to engage a service provider (execution specialist) to assist in this process. Symmetry will seek best execution for transactions when it chooses a broker-dealer to execute the transaction. Best execution is difficult to define and challenging to measure, however there is some consensus that it does not solely mean the achievement of the best price on a given transaction but the best overall qualitative execution in the particular circumstance. In attempting to obtain best execution, Symmetry must consider the following factors in placing securities transactions with broker-dealers:

a.	Execution Capability

Brokers may have different execution capabilities with respect to different types of orders and securities. For example, some brokers may have good execution capability with respect to large exchange-listed equity block positions, while others are more efficient in the execution of difficult orders in the over-the-counter market, transactions in derivatives, or fixed income securities.

b.	Commission Rates

Symmetry’s consideration of the commissions charged by a broker is an integral part of its evaluation of order execution. Commission rates are a function of the size of the order, the price of the security, Symmetry’s transaction volume with that broker, and whether the receipt of products or services is involved.

c.	Responsiveness and Financial Responsibility

In the execution of transactions, Symmetry may consider the broker’s responsiveness to requests for trade data and other financial information. Responsiveness includes such factors as the willingness and ability of a broker to take financial risks in the execution of large block orders or how accommodating the broker is to the trading requirements of Symmetry.

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d.	Other Factors for Determining Best Execution

The SEC’s Office of Compliance Inspections and Examinations has suggested the following factors for advisers to consider when determining best execution. It will be the responsibility of Symmetry’s [Execution Committee] to review these various factors to determine whether Symmetry is realizing the most favorable cost and brokerage services for its clients under the circumstances.

•	The amount of business with each broker-dealer and the justification for directing trades to those brokers- dealers;
•	Gross compensation paid to each broker-dealer;
•	Competitiveness of commission rates and spreads, including the documentation to support such competitiveness, i.e. comparison of “standard” commission rates or “minimum” transaction costs between broker-dealers offering comparable products and services;
•	Statistics or other information by independent consultants on relative quality of executions/financial services by broker-dealers;
•	Financial strength (net capital) of executing broker-dealers;
•	Ability to respond promptly to investor/adviser inquiries during volatile markets;
•	The ability of the broker-dealer to handle a mix of trades, i.e. block trades and odd lots;
•	The willingness and ability of a broker to “work” large or difficult trades for the adviser’s clients so as to obtain best executions;
•	Whether the advisory client may be inconvenienced or ill-served by the geographical distribution of the broker- dealer offices;
•	Whether the broker-dealer is equipped to handle electronic trade entry and reporting links with the adviser;
•	The value of privacy considerations, liquidity, price improvement, and lower commission rates on electronic communications networks (ECNs);
•	Opportunity costs, i.e., the cost associated with the opportunity to work with a major broker-dealer who may offer a wide variety of products and services. Opportunity cost might also be associated with “boutique” firms which only deal with specialized products;
•	Adequacy of broker-dealers back office staff to efficiently handle trading activity, especially in volatile or high volume markets;
•	Statistics on securities executions and the frequency of trading errors;
•	Comparison of transaction costs between directed and non-directed client accounts; and
•	The overall responsiveness of broker-dealers, i.e., how well the broker-dealer serves the adviser and its clients.

On a quarterly basis, Symmetry’s [Execution Committee] will meet to review Symmetry’s trading activities on behalf of its clients and to assess the quality of executions obtained and determine whether any actions need to be taken with respect to any of the brokers executing client transactions.

Portfolios and Funds

Symmetry acknowledges in its capacity as investment manager for the portfolios and Funds, it is acting as an investment advisor subject to the Advisers Ac, as amended, and in so doing has a fiduciary duty to act in the best interest of clients, including a “best execution” obligation with respect to its selection of the underlying investments that comprise the portfolios. Accordingly, Symmetry represents and warrants that in performing its obligations it employs, during its due diligence process in creating the portfolios or when it makes changes to the portfolios, it uses best efforts to fulfill these fiduciary obligations by identifying and using no-load mutual fund share classes within the

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portfolios (and in particular, uses institutional share classes), as applicable, and otherwise seeks to use the lowest cost share class option available.

Symmetry Retirement Program/Index Elect

Symmetry Index Elect Funds are a menu of mutual funds that are available for a Plan Sponsor to include as plan options for participants, in addition to the Symmetry portfolios. Symmetry Research and Retirement departments do an annual review to determine if a lower share class has become available. If so, Symmetry will then use best efforts to substitute the lower share class in the Index Elect Menu and make available to applicable plan(s).

Directed Brokerage

Clients other than Fund clients direct their own trades with respect to ETFs. As a result, a client may incur higher commissions, greater spreads or less favorable net prices than if the client had chosen a different custodian and thereby directed Symmetry to execute ETF trades through another broker-dealer. A client may not be able to obtain best execution for such trades. All of the above is properly disclosed in the firm’s disclosure document.

Trade Aggregation

a.	Background

The practice of aggregating orders has been used by advisers for many years, but its use has become more common as it has become popular to hire managers for a particular investment style or asset allocation strategy. In these circumstances, advisers manage certain accounts in a similar manner and desire to minimize variations in performance among these accounts. Aggregation helps to accomplish this goal. Aggregation, if used properly, can benefit both the client and the adviser. However, aggregation can also be used to disguise practices that may favor certain clients to the disadvantage of other clients or to favor proprietary accounts to the detriment of client accounts. The SEC has taken the position that an adviser can aggregate orders for clients, whether they be individual, institutional or investment company accounts, as long as all accounts participating are “treated fairly.” The term “treated fairly” is subjective, but for purposes of this Compliance Manual, it means the clients receive the best execution under the circumstances and that no client is intentionally favored over another.

b.	Trade Aggregation for Clients other than Fund Clients

Although Symmetry does not aggregate trades for execution for non-Fund clients, Symmetry transmits instructions with respect to transactions in mutual funds and ETFs to its clients’ custodians at various times throughout the day, and instructions with respect to transactions on behalf of multiple clients with the same custodian may be transmitted at the same time. Client transactions in ETFs may be held for part of a trading day until the next regular transmission to their custodians, which may adversely affect the price at which they are effected. A client’s custodian may aggregate such orders for execution.

Please note that trades are aggregated with each custodian separately. Depending on the number of shares traded, the custodians may participate in a trade rotation process. The trade rotation process provides objective preference to the custodian by submitting trades for each custodian in sequence starting with a different custodian on each series of block trades. The starting custodian moves down one position on the list at the start of each new trading day. The submission process for each custodian is done in an efficient timely manner. Trust Company of America is not part of the trade rotation process.

c.	Trade Aggregation for Fund Clients

Symmetry may, for a number of reasons, aggregate brokerage orders for Fund clients rather than execute individual transactions for each account. Please note that Symmetry may seek to engage a service provider (execution specialist) to assist in this process. These reasons may include: (1) avoiding the time and expense of simultaneously entering similar orders for many individual Fund client accounts that are managed similarly; and

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(2)  ensuring that accounts managed in a particular style which includes strategy, platform, and time of order, obtain the same execution to minimize differences in performance.

1.	Considerations Involved in Aggregating Orders

Aggregation and related allocation practices must be performed appropriately. The following list identifies and describes a number of potential problems that may occur when aggregating orders. Symmetry personnel will monitor, and Compliance Department personnel will review, for the following:

•  Accounts participating in a trade do not receive the average price paid. Securities purchased at the lowest price or sold at the highest price are allocated to favored Fund clients. While average pricing is not the only fair method of allocating aggregated trades, it is the most commonly used method, due primarily to its ease of application.

•  Changes in accounts participating in a trade, or changes in the extent of their participation from that stated on the order ticket, are not documented and the reasons for such changes are not stated. Other accounts may be substituted depending on market action during the day to favor particular Fund clients or groups of Fund clients.

•  Allocation instructions are not given to executing brokers on trade date. This practice is possible when aggregated trades are executed through omnibus accounts. The adviser can use price movement in the investment subsequent to trade date to determine how the shares will be allocated among accounts and favor certain accounts to the detriment of others.

2.	Trade Allocation Procedures for Aggregated Orders

Consistent with Symmetry’s obligation to seek best execution, Fund client orders will be aggregated when it is deemed appropriate. The procedures outlined below have been designed to ensure that purchase and/or sell orders that have been aggregated are allocated fairly among Fund clients so that, over time, all Fund clients are treated fairly, consistent with their investment objectives. These procedures also seek to meet the best execution criteria discussed above.

•  An order filled through a series of executions through the same broker on the same terms (e.g., market or limit order) on the same day will generally be allocated using an average price. Once an order is placed, subsequent orders for the same security on the same day will not be averaged for allocation purposes with the orders that were already placed.

•  A preliminary commitment will be made before execution. As a general policy, the final allocation should be finalized no later than the close of business on trade day.

•  When an aggregated order is filled in its entirety, the order will be allocated to participating accounts in accordance with the preliminary commitment schedule. Deviations from the preliminary commitment (and the justification for such deviation) will be discussed with the trader and the respective portfolio manager and will be documented.

•   Depending on the type of security, when an aggregated order is only partially filled (and there is no reasonable expectation that the entire transaction will be completed within that trading day), the order will generally be allocated among the participating Fund clients based on a method that is fair and equitable and does not favor one Fund client over another. The following describes the allocation methodology for partial fills by security type:

▪	Equity- Allocation of aggregated trades will be pro rata, based on the original order size of each account participating in the aggregated trade relative to each other participating account’s original order size. All accounts will receive the average price for all transactions executed for that order during that trading day and all participating accounts shall share in commission and transaction costs on a pro-rata basis;
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▪	Government, Agencies and Investment grade corporate debt securities- Allocation of aggregated trades either in a primary offering or secondary trading will be pro rata, based on the original order size of each account participating in the aggregated trade relative to each other participating account’s original order size. All accounts will receive the average price for all transactions executed for that order during that trading day and all participating accounts shall share in transaction costs on a pro-rata basis.

▪	Futures- Allocation of aggregated trades will generally be pro rata, based on the original order size of each account participating in the aggregated trade relative to each other participating account’s original order size. Accounts will generally receive the average price for all transactions executed for that order during that trading day and all participating accounts shall share in commission and transaction costs on a pro-rata basis.

For orders executed using different trade types, execution venues, execution brokers, or execution algorithms, the orders will be treated as separate orders, executed differently and not be averaged with the original order for allocation purposes. The split orders will be allocated on a pro-rata basis. Accounts will generally receive a separate average price for the split order.

3.	Allocation of Orders Filled Over Several Days

In the unlikely circumstance that Symmetry seeks to trade in securities in markets with low trading volume, it may be difficult to fill an order in the course of a single day. Filling an order over the course of two or more days may result in increased transaction costs and variable execution prices. If an aggregated order that involves both large accounts and small accounts takes longer than a single day to fill, a portion of the order acquired on the first day may be allocated to the smaller accounts first so that the accounts do not incur additional transaction costs. However, alternative methods that take into account transaction costs may also be considered, only if the method achieves a degree of fairness to all participating Fund clients over time, and the allocations are appropriately documented.

4.	Other Factors in Determining Allocation Methodology

This allocation methodology may be modified if strict adherence is impractical and leads to inefficient or undesirable results. In addition to the procedures above for the allocation of aggregated trades, the portfolio manager will also consider the following factors in determining allocation methodology:

•	Account-specific investment restrictions (e.g., no defense or tobacco stocks).
•	Undesirable position size. In certain cases, the amount allocated to an account on a pro-rata basis may create an undesirably-sized position.
•	Need to restore appropriate balance to client portfolio, if it has become over- or under- weighted due to market action.
•	Client sensitivity to turnover. Such clients may be excluded from participation in positions that are not expected to be long-term holdings.
•	Client tax status.
•	Existing Client Custodian allocation requirements.
•	Regulatory restrictions.
•	Common sense adjustments that lead to cost savings or other transactional efficiencies.
•	Investments may not be suitable for, or consistent with, known client investment objectives and goals.

With respect to fixed income investments:

•	Ratings – A fund may have ratings constraints and/or concentrations in a given rating category.
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•	Yield- A fund may have a higher yield target than others.
•	Cash positions – A fund may have a larger cash position than others.
•	Country – A fund may have country restrictions.
•	1st Lien/2nd Lien – A fund may have less room for adding 2nd lien exposure than another fund.
•	De-minimus allocations - To protect against allocating an amount to a fund that is so small as to hinder liquidity in the secondary market.
•	Liquidity – A fund may require holding more liquid positions.
•	Issuer concentration – A fund may already have a high percentage of a given credit within a portfolio.
•	Fund size – A smaller fund may make a larger percentage commitment in order to avoid a de-minimus allocation.
•	Instances of uneven cash flows.
•	Adjusting portfolio duration or credit exposure.
•	Industry Concentration.

Trade Errors

Symmetry’s policy and process is to reconcile all trading activity. Symmetry seeks to identify and resolve trade errors in a reasonable timeframe; document each trade error with appropriate supervisory approval; and maintain a trade error file. Symmetry does not engage in any soft dollar arrangements to correct trades, and does not correct trades by selling to or purchasing securities from other clients’ accounts. In the event that Symmetry makes an error that has a financial impact on an account, Symmetry will generally return the account to the position it would have held had no error occurred. Symmetry will evaluate each situation independently, and as such, in certain situations may use other methods to make the account whole. A corrective action may result in financial or other restitution to the account, or inadvertent gains being reversed out of the account. Any corrective action may result in a corresponding loss to the party at fault (Symmetry, custodian, or advisor). Other measures to correct an error may be facilitated through a fee credit or a deposit to the account, which may result in a taxable gain. Symmetry is expected to be limited to direct monetary losses and will not include any amounts that Symmetry deems to be speculative or uncertain. Symmetry does not derive any economic benefit from correcting a trade error. The trade policies and procedures of the custodian may also be a factor in the correction for accounts of clients other than Fund clients.

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SOFT DOLLAR PRACTICES- SECTION 18(E) OF THE SECURITIES EXCHANGE ACT

Definition

The SEC has defined soft dollar practices as arrangements under which products or services other than execution of securities transactions are obtained by an adviser from or through a broker-dealer in exchange for the direction of client brokerage transactions to the broker-dealer. For example, if an advisor has a client who wishes to buy IBM the advisor can execute that trade through Schwab, Merrill Lynch, Fidelity, etc. The client has to pay a commission to whichever broker/dealer the advisor chooses. The advisor, as part of his fiduciary duty, is supposed to direct the client to the broker dealer who will execute the trade in the best interest of the client, which often means the lowest possible commission. In our example above, the advisor does not direct his client to Fidelity who offers the lowest commission rate rather the advisor directs the client to Schwab in exchange for Schwab research on the next up and coming stock. Hence, "Soft dollar" practices generally occur when an investment adviser causes an account to pay more than the lowest available commission to a broker-dealer in return for research products, services, or client referrals.

Soft Dollar Arrangement

The firm, on behalf of its discretionary clients, directs an amount of portfolio brokerage commissions to a broker- dealer in return for services, research, or client referrals.

Section 28(e) Safe Harbor Provisions

When exercising investment discretion over a client account, the lowest commission rate available does not have to be paid if the Company determines, in good faith, that the rate paid is commensurate with the value of the brokerage and research services provided by the broker.

Policy

The firm does not under any circumstances engage in any soft dollar arrangements. Symmetry’s research is obtained through academia.

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Principal and Agency Cross Transactions- Advisers Act Section 206(3)

Principal Transactions Definition

A Principal transaction is one in which a firm engages in the practice of buying securities for the firm’s own inventory from a client or selling securities from the firm’s own inventory to a client.

Timing of Disclosure

The disclosure and consent requirements for principal transactions must be satisfied in conjunction with, and prior to, each principal transaction (use of electronic media is permitted). A blanket consent agreement signed at the beginning of an advisory relationship will not be sufficient to satisfy these requirements.

Disclosure Information

The following information must be disclosed to advisory clients:

The purchase price for any security to be sold to an advisory client; and,

The best price that the security is available from another source, if more favorable.

Agency Cross Transactions Requirements

An agency cross transaction occurs when a firm executes a trade from one advisory client to a non-client. In other words, a client of ours typically instructs us to invest in a particular portfolio, which means purchase fourteen or fifteen mutual funds. An agency cross transaction would have a client instructing us to purchase an individual stock from another individual. The hope is that this type of transaction may result in a better price and/or lower transaction costs for the advisory client. Agency cross transactions are permitted if:

The client has granted prior written authority to a firm to engage in agency cross transactions;

The firm has disclosed to the client in writing its capacity in the transaction and any conflicts of interest; The transaction is confirmed in writing; and,

The firms provides the client with an annual summary of agency cross transactions; and, all client statements disclose that the client may provide written notice at any time to terminate the agency cross transaction authority.

Confirmations

Advisers Act Rule 206(3)-2 requires that all agency cross transactions must be confirmed to the client in writing, at or before the completion of the transaction. Confirmations must include the following information: The date of the transaction, the source and amount of the firm's compensation and the nature of the transaction and an offer to supply the time of the transaction, if requested.

Internal Control Policy

The firm does not engage in either principal or agency cross transactions.

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Personal Securities Transaction Policy

Purpose

The following procedures are needed to be compliant with the requirements of the Advisors Act, relating to the protection of the client and firm from such abuses as insider trading, (please refer to policy), or abusive practices such as “front running.”

Policy

The firm is required to enforce all the access persons to follow the SEC’s personal transaction requirements and to adapt policies based on those requirements, which are applicable to the firm. The following requirements are for all securities in which access persons’ have a direct or indirect beneficial interest such as any trust of which they are a trustee or a party named in the trust. Beneficial interest is also defined to include any applicable security, which is held by a member of their family whom live in the same household.

Pre-Approval

All access persons must get pre-approval (or disapproval) for the following personal securities transactions in writing from the Chief Compliance Officer. You can acquire an approval form, (Personal Securities Trading Request and Authorization Form), from the Compliance department. The approved transaction must be completed within 10 business days from the date of approval. If the transaction has not been completed in whole or in part, the associate may extend it at the discretion of the CCO upon written request.

Initial Public Offerings:

An initial public offering is the first public offering of any company’s securities.

Limited Offerings/Private Placement:

A private placement is just as the name suggests; a security that is not available to the open public but to a select group of investors.

Reportable Securities to the Firm

All access persons are required to submit an initial holdings report within 10 days of becoming an access person, and at least once a year thereafter. These reports include a report of all holdings in reportable securities, and the name of any broker or bank with which the person has an account containing any securities, within 10 days of becoming an access person, current as of date not more than 45 days before the date the person becomes an employee. In addition, all employees shall submit quarterly reports, due 30 days after the close of each quarter, of all personal reportable securities and transactions, and non-reportable accounts.

The report shall include the names of the securities, cusip numbers, dates of the transactions, quantities, prices, broker/dealer or entity through which the transactions were effected and the name of any broker or bank with which the person has an account containing any securities. The appropriate form, (Personal Securities Transaction Forms), can be obtained from Compliance which can be signed and submitted along with copies of the applicable statements. An access person can either submit or can make Symmetry Partners, LLC an interested third party on an advisory account opened outside of Symmetry which contains reportable securities. Symmetry Compliance keeps a spreadsheet of all accounts opened with the firm including the firm’s 401(k) Plan. In addition, Symmetry automatically receives duplicate statements on these accounts. Please also note that even if you or a member of your family has not engaged in any applicable personal securities transactions you must still submit a form acknowledging the non-action.

All forms must be submitted within 30 days of the close of each fiscal quarter end.

Reportable Securities (identified in prior section as covered security), means any stock, bond, future investment contract or any other instrument that is considered a “security” under the investment advisor’s act. The term “covered

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security” is very broad and includes items you might not ordinarily think of as “securities,” such as: Options on securities, on indexes, and on currencies;

All kinds of limited partnerships;

Initial Public Offerings;

Shares in Unit Investment Trusts and Open-ended Exchange Traded Funds;

Foreign unit trusts and foreign mutual funds;

Private investment funds, hedge funds & investment clubs; and

Shares and holdings in open-ended mutual funds for which the firm acts as the investment advisor or sub-advisor.

Exceptions

"Non-Reportable Securities" include the following:

•	U.S. Government securities;
•	Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);
•	Shares of open-ended money market funds;
•	Shares and holdings in other open-ended mutual funds where the Firm does not act as an investment advisor or sub-advisor to the funds; and
•	Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

Prohibited Transactions

The SEC has a list of suggested prohibited or monitored personal securities trading practices. The complete list is not mandatory for every firm. However, every firm is required to review the list and prohibit or monitor those practices applicable to the firm. The following are the practices that are currently specific to the firm. The firm will upon review amend or add new prohibitions should issues occur which would require such action.

Front Running

It is expressed policy of Symmetry that no person employed by Symmetry may knowingly purchase or sell any security prior to a transaction(s) being implemented for an a client’s account, thereby preventing such employees from benefiting from transactions placed on behalf of client’s accounts.

Invest In Same Securities Recommended To Clients

Symmetry’s employees are allowed to invest in same securities (Shares of open-end mutual funds where the Firm acts as an advisor or sub-advisor, Shares in open-ended mutual funds where the Firm does not act as an advisor or sub- advisor, and ETFs) that are recommended to clients. The Funds where Symmetry acts as the advisor will invest in shares of registered, open-end investment companies and exchange-traded funds as well as through a direct sub- advisory relationship with investment managers. All employees of Symmetry are prohibited from profiting at the expense of clients and competing with clients with respect to transactions in “reportable securities” as defined in Rule 204A-1(e)(10) under the Advisers Act. Symmetry employees’ personal transactions in reportable securities are reviewed on a quarterly basis to assure compliance with all personal security transaction policies.

Non-public Material Information

All employees of Symmetry are subject to the Symmetry Partners Code, which includes the prohibition on buying or selling of the purchase or sale of securities on the basis of material nonpublic information. Symmetry employees’

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personal securities transactions are reviewed on a quarterly basis.

Frequent Trading

The Firm prohibits “frequent trading.” Mutual Funds are for long-term investment purposes and are not managed or intended to serve as short term trading vehicles. By engaging in short term trading, the frequent trader may increase the overall costs of operating the fund.

Buy or Sell Securities for Client’s Accounts at or about the same time the Firm Buys the Same Securities for its Own Account.

Symmetry does not engage in such transactions.

Recordkeeping

Symmetry’s Compliance Department shall maintain current and accurate records of all personal securities transactions of all access and associated persons in their personal securities transaction folders.

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Personal Securities Trading Request and Authorization Form

NAME: ________________________________________ DATE:

____________________________

I HEREBY REQUEST AUTHORIZATION TO ENTER THE FOLLOWING SECURITIES TRANSACTION:

NAME OF COMPANY AND TICKER SYMBOL:

_______________________________________________

TYPE OF ORDER: BUY_____ SELL (EXPLAIN)

_____EXCHANGE

_____TENDER_____ OTHER_________

PRICE: MARKET______ LIMIT_______ STOP_______ NUMBER OF SHARES:

_____________________ BROKER/DEALER:

________________________________BANK:_____________________________

TYPE OF ACCOUNT: INDIVIDUAL__________ JOINT (EXPLAIN)

__________OTHER

________________

THIS TRANSACTION IS FOR INVESTMENT PURPOSES AND TO THE BEST OF MY KNOWLEDGE WILL COMPLY WITH THE APPLICABLE PERSONAL TRADING PROVISIONS CONTAINED IN SYMMETRY’S PERSONAL SECURITIES TRANSACTION POLICY.

______________________ SIGNATURE OF REQUESTOR

THE ABOVE TRANSACTION IS APPROVED BASED ON INFORMATION PROVIDED ABOVE AND MUST BE COMPLETED WITHIN 10 BUSINESS DAYS FROM THE DATE OF APPROVAL. IF THE TRANSACTION HAS NOT BEEN COMPLETED IN WHOLE OR IN PART, THE ASSOCIATE MAY EXTEND IT AT THE DISCRETION OF THE CCO UPON WRITTEN REQUEST.

______________________   _______

SIGNATURE OF CCO              DATE

THE ABOVE TRANSACTION IS DISAPPROVED FOR THE FOLLOWING REASONS:

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

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FOR COMPLIANCE USE ONLY – INDICATE REVIEW PERIOD

Initial
Annual
Quarterly

Re: Report of Personal Securities Holdings and Transactions pursuant to Rule 204A-1 of the Investment Advisers Act, for Symmetry Partners, LLC and its affiliates (“Symmetry Partners”):

To: Compliance Department

From: ___________________

Holdings & Transactions:

I am required as an employee of Symmetry Partners, and Federal and State securities laws, to inform Symmetry Partners on an annual and quarterly basis of all reportable and non-reportable securities and transactions in any personal brokerage account, IRA account, etc. in which I have a direct or indirect beneficial interest. Beneficial interest is understood to include security transactions in the accounts of my spouse, minor children, or other family members residing in my household.

Reportable Securities

The following is the description of reportable securities:

A reportable security means any stock, bond, future investment contract or any other instrument that is considered a “security” under the Investment Advisor’s Act, including, but not limited to:

Reportable Securities
Stocks, Bonds, Future Investment Contract, Options on securities, indexes and currencies.
Shares in Unit Investment Trusts and Open-ended Exchange Traded Funds.
All kinds of partnerships.
Foreign unit trusts and foreign mutual funds.
Private investment funds, hedge funds, and investment clubs.
Shares and holdings in open-ended mutual funds for which the firm acts as the investment advisor or sub-advisor.

I have no reportable securities or transactions to report.

I have reportable securities or transactions to report.

As such, I will provide Symmetry Partners a statement of my reportable securities and transactions on a quarterly basis by either providing direct copies, or I will contact the appropriate party to make Symmetry Partners, LLC, Compliance Department an interested third party on the account(s).

The duplicate statements should be sent to the following address:

Symmetry Partners, LLC

c/o Compliance Department

151 National Drive

25

Glastonbury, CT 06033

Please note that this is not a requirement for any account opened with Symmetry Partners. Symmetry already receives a duplicate statement on these accounts.

I understand that if I do open an account or learn of a beneficial interest I have in an account, I must follow the instructions cited above. I also acknowledge that I understand that by not reporting this information I am violating not only a Symmetry policy, but may also be in breach of Federal or State securities laws.

Non-reportable securities

Non-reportable securities include the following:

Non-Reportable Securities
U.S. Government securities;
Money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments).
Shares of money market funds.
Shares and holdings in open-ended mutual funds where the firm does not act as investment advisor or sub-advisor.
Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

I have no non-reportable securities holdings or transactions to report.

I have non-reportable securities holdings or transactions to report.

The following are the accounts in which my non-reportable securities are held that I own or have a beneficial interest.

NAME OF BROKER/DEALER, BANK OR ENTITY WITH THE ACCOUNT	ACCOUNT OWNER(S) NAME

Please note that this is not a requirement for any account opened with Symmetry Partners. Symmetry already receives a duplicate statement on these accounts.

I understand that if I do open an account or learn of a beneficial interest I have in an account, I must follow the instructions cited above. I also acknowledge that I understand that by not reporting this information I am violating not only a Symmetry policy, but may also be in breach of Federal or State securities laws.

Signed: ___________________________ Date: _______________

Report reviewed by: __________________ Date: _______________

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FOR COMPLIANCE USE ONLY – INDICATE REVIEW PERIOD

Initial
Annual
Quarterly

Re: Report of Personal Securities Holdings and Transactions pursuant to Rule 204A-1 of the Investment Advisers Act, for Symmetry Partners, LLC and its affiliates (“Symmetry Partners”):

To: Compliance Department

From: _________________

Holdings & Transactions:

I am required as an employee of Symmetry Partners, and Federal and State securities laws, to inform Symmetry Partners on an annual and quarterly basis of all reportable and non-reportable securities and transactions in any personal brokerage account, IRA account, etc. in which I have a direct or indirect beneficial interest. Beneficial interest is understood to include security transactions in the accounts of my spouse, minor children, or other family members residing in my household.

Reportable Securities

The following is the description of reportable securities:

A reportable security means any stock, bond, future investment contract or any other instrument that is considered a “security” under the Investment Advisor’s Act, including, but not limited to:

Reportable Securities
Stocks, Bonds, Future Investment Contract, Options on securities, indexes and currencies.
Shares in Unit Investment Trusts and Open-ended Exchange Traded Funds.
All kinds of partnerships.
Foreign unit trusts and foreign mutual funds.
Private investment funds, hedge funds, and investment clubs.
Shares and holdings in open-ended mutual funds for which the firm acts as the investment advisor or sub-advisor.

I have no reportable securities or transactions to report.

I have reportable securities or transactions to report.

As such, I will provide Symmetry Partners a statement of my reportable securities and transactions on a quarterly basis by either providing direct copies, or I will contact the appropriate party to make Symmetry Partners, LLC, Compliance Department an interested third party on the account(s).

The duplicate statements should be sent to the following address:

Symmetry Partners, LLC

c/o Compliance Department

151 National Drive

27

Glastonbury, CT 06033

Please note that this is not a requirement for any account opened with Symmetry Partners. Symmetry already receives a duplicate statement on these accounts.

I understand that if I do open an account or learn of a beneficial interest I have in an account, I must follow the instructions cited above. I also acknowledge that I understand that by not reporting this information I am violating not only a Symmetry policy, but may also be in breach of Federal or State securities laws.

Non-reportable securities

Non-reportable securities include the following:

Non-Reportable Securities
U.S. Government securities;
Money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments).
Shares of money market funds.
Shares and holdings in open-ended mutual funds where the firm does not act as investment advisor or sub-advisor.
Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

I have no non-reportable securities holdings or transactions to report.

I have non-reportable securities holdings or transactions to report.

The following are the accounts in which my non-reportable securities are held that I own or have a beneficial interest.

NAME OF BROKER/DEALER, BANK OR ENTITY WITH THE ACCOUNT	ACCOUNT OWNER(S) NAME

I understand that if I do open an account or learn of a beneficial interest I have in an account, I must follow the instructions cited above. I also acknowledge that I understand that by not reporting this information I am violating not only a Symmetry policy, but may also be in breach of Federal or State securities laws.

Signed: ____________________________ Date: ______________

Report reviewed by: ___________________ Date: ______________

Applicable to Initial and Annual Reporting Only.

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Gifts, Entertainment, & Contributions

Purpose

The following policies and procedures are needed to make all employees aware of the potential conflicts of interest when personal interests interfere with their responsibilities to the firm and its clients. All employees should not give or receive gifts, favors, entertainment, special accommodations, or other things of material value, which could interfere with their responsibilities to the firm. The firm wants to control the nature and frequency of gifts as to not make our client, advisor, or vendor feel beholden to the firm or influence decision making.

Gifts & Entertainment

The following provisions on gifts apply to all employees:

*Accepting Gifts

On occasion, because of their position with the firm, employees may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the firm. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events) as long as someone is there, and promotional items (i.e., pens, mugs, T-shirts) may be accepted. Please note that $100 is used as a guide only. All gifts received by an employee that might violate this Code must be promptly reported to the Compliance department.

Solicitation of gifts

Employees are prohibited from soliciting gifts of any size under any circumstances.

*Giving gifts

Employees may not give any gift with a value in excess of $100 (per year) to an advisory client or persons who do business with, regulate, advise or render professional services to the firm. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be offered. All gifts given by this employee that might violate this Code must be promptly reported to the Compliance department.

*Please note that because there is no formal rule regarding gifts & entertainment, for registered investment advisors. Symmetry uses the FINRA rule of $100 as a guide only. As such, for example, a gift intended to be shared by more than one person (such as a food basket, flowers, or a box of chocolates) is allowed to exceed the $100 guide, as long as it is not lavish and does not appear inappropriate or improper.

When a request from an advisor for items such as clothing, golf balls, etc, the Sales department creates a service ticket in SalesPage CRM and assigns to the fulfillment group. The term “merchandise” includes clothing, pens, pads, etc.

The service ticket should include the following information:

•	Item(s) – and if applicable, sizes
•	Name of the Advisor(s) and their firm
•	Reason for the request – i.e. client appreciation
•	Date by which the merchandise is needed

If any gifts or business entertainment are received, Compliance must be notified of who gave the gift, the approximate value of the gift, and the reason for it. This information shall be kept on a gift and entertainment log maintained by Compliance. While no specific dollar limit has been set, we expect all employees to maintain both ethical professional behavior and the appearance thereof. Any gifts or entertainment given or received must be

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limited to reasonable standards, that is, it must meet the standards of ethical conduct, and must be appropriate and suitable under the circumstances. Compliance will review the log for activities that appear to be outside of this standard.

Seminar / Speaker / Sponsorship Log

Purpose: To coordinate compliance for all expenses relating to seminars, speaking engagements, and firm sponsorships.

If the Sales Department requests initial payment or a reimbursement on behalf of an advisor (e.g. a seminar) or are requesting sponsorship of an event, they should request a “Speaker - Sponsorship Request Form” from the Compliance Department. The form should be completed and all related supporting documentation attached.

To be considered a seminar, the following would be requisite:

•	A documented request to host an event
•	Description of the seminar, including, title, date, location, speaker, guest speakers and a list of invitees
•	A copy of the agenda
•	Management approval
•	Pre-approved marketing materials and/or advertisements

The Compliance Department maintains a log of all seminar, speaker, and sponsorship requests. The information in the log includes the name of the requestor, event type, date of the event, amount requested, the names of the firm and associated individuals participating in the event.

The request form and supporting documents (e.g. copy of an agenda, advertisement or other document describing the seminar, manager approval) are forwarded to the Compliance Department. Once submitted to the Accounting Department, they will prepare a check. A copy of the form is returned to the Compliance Department for the log and recordkeeping.

Travel and Expense

The firm has also adopted a travel and expense policy for all supervised personnel. This policy is part of the accounting department’s routine procedures.

Contributions

The Securities and Exchange Commission (SEC adopted) Rule 206(4)-5, on June 30, 2010 under the Advisers Act also referred to as the “Pay-to-Play” Rule. This rule was approved to curb so-called “Pay-to-Play” practices in which investment advisers make campaign contributions to elected officials in order to influence the award of the contracts to manage public pension plan assets and other government investment accounts.

The rule is meant to combat pay to play arrangements in which advisers are chosen based on their campaign contributions to political officials rather than on merit. The Pay-to-Play rule is meant to reduce the occurrence of fraudulent conduct resulting from these practices and to protect public pension plans and their beneficiaries.

At the commencement of an employee’s tenure with Symmetry, the firm’s Play to Play policies and procedures are addressed with applicable personnel and relevant information will be obtained.

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Outside Activities

Service on Board of Directors

As a general rule, the firm prohibits any employee from serving on board of directors of publicly traded companies.

Outside Business Affiliations

Any employee must report to the appropriate supervisor any outside business activity including any entrepreneurial venture such as but not limited to internet based business. The supervisor should then obtain approval for the outside business opportunity from Compliance. The reason is the firm must protect against outside affiliations or positions, which may create a potential conflict of interest. Some examples of these affiliations or positions include but are not limited to the following: directorships of private companies, consulting engagements, public/charitable positions, positions held with banks, mutual funds, broker-dealers, and other firms in the financial industry.

Fiduciary Appointments

The firm requires all employees to obtain prior approval from the Compliance department before accepting an executorships, trusteeship, or power of attorney, other than with respect to a family member.

Disclosure

Regardless of whether an activity is personally addressed in the code, employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

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Insider Trading Advisers Act

Section 204-A

Section 204A of the Advisers Act

Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities Exchange Act of 1934 (“Exchange Act”). This conduct is frequently referred to as "insider trading." Section 204A permits the SEC, to sanction an adviser for failing to maintain effective insider trading policies and procedures without any use or underlying misuse of material, non-public information or other wrong doing.

Definitions

Insider

The term “insider” is broadly defined. It includes officers, directors, trustees, and employees of the firm. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the firm’s affairs and, as a result, is given access to information solely for the firm’s purposes. A temporary insider can include, among others, the firm’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the firm may become a temporary insider of a client it advises or for which it performs other services. If a client expects the firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the firm will be considered an insider.

Tippee

A tippee is a person who knew, or should have known, that material non-public information was obtained in breach of confidentiality.

Tipper

A tipper is a person who breaches a duty of confidentiality by disclosing material, non-public information.

Basis of Liability

The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

Trading by an insider on the basis of material, non-public information;

Trading by a non-insider (also called a “temporary insider”) on the basis of material, non-public information, whereby the following occurs: the information was either disclosed to the non-insider (tippee) in violation of an insider’s duty to keep the information confidential; the tipper received a personal benefit “of some consequence”; and the tippee knows or should have known that the information was confidential and divulged for personal benefit; and

Providing substantial assistance to someone who is engaged in any one of the foregoing activities.

Material Information

There is no bright-line test for assessing materiality. Information would be considered material if there is substantial likelihood that a reasonable investor would consider the information important in making his or her investment decision. The information does not need to cause a reasonable investor to change his or her investment decision to be material, but instead would need to be viewed by such investor as significantly altering the “total mix” of available information. Materiality does not only involve a quantitative determination; qualitative materiality must be based on

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all available facts and circumstances.

Among the factors an adviser could consider in making a materiality determination are (i) the specificity of the information, (ii) the significance attached to the information by those who knew it, (iii) whether the information diverges from analysts’ expectations, (iv) the probability that the events that are subject to the information will occur and (v) the anticipated magnitude of such event in light of the firm’s activity. Although not an exhaustive list, the following topics often involve material information: earnings; stock splits or dividends; mergers, acquisitions or disposition of assets or businesses; the discovery or development of a new product; and significant litigation.

Non-Public Information

Information is considered “non-public” if it has not been broadly disseminated to investors in the marketplace. Information is considered public after it has become available to the general investing public through a press release, a public filing with the SEC, or by disclosure in the Wall Street Journal or some other financial publication and sufficient time has passed to allow for the broad dissemination of the information. Liability for insider trading can attach if the information that is traded upon is more specific than the general information about the matter that is contained in the public sphere.

Information is not necessarily deemed to be public simply because many people are aware of it. The SEC has stated that information is deemed to be public, and therefore not subject to the insider trading prohibition, when it is generally available to investors. Information may be known to scores of investors through rumors or other means of communications, but this fact alone does not guarantee that the information will be deemed to be public, and therefore no longer subject to the insider trading prohibition. Although the facts of each case may differ, it is generally safer to treat information as non-public until it has been announced through a press release or SEC filing.

Duty

It is only illegal to trade on material, non-public information when doing so breaches a certain duty, but defining the duty can be complex. Insider trading law does not require that every investor possess the exact same information. It is permissible for one investor to trade on information that is known only to that investor, provided that the information was not obtained in breach of a duty. Thus, for example, information gained through hard work, thoughtful analysis, and other legal means can be used to make trading decisions. The insider trading prohibition only applies when the use of the information for trading would violate a duty. The SEC adopted Rule 10b5-2 under the Exchange Act which states that the required duty that can give rise to insider trading liability can arise: “(1) whenever a person agrees to maintain information in confidence; (2) whenever the person communicating the material non-public information and the person to whom it is communicated have a history, pattern or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from his or her spouse, parent, child, or sibling.”

Trading on information relating to a tender offer is governed by a special SEC rule and can be prosecuted even in the absence of a duty of confidentiality. The SEC has adopted a special rule to prohibit insider trading prior to a tender offer. The rule, Rule 14e-3 under the Exchange Act, differs from all other law governing insider trading in that it punishes insider trading on information about an impending tender offer even in the absence of a breach of duty of confidentiality. Under that rule, it is illegal to trade on information obtained from the following persons about an impending tender offer once a “substantial step” has been taken towards the commencement of the tender offer: “(1) the offering person, (2) the issuer of the securities sought or to be sought by such tender offer, or (3) any officer, director, partner or employee or any other person acting on behalf of the offering person or such issuer.” To take an example of how this rule differs from general liability for insider trading, information overheard in an elevator would normally not subject the listener to insider trading liability since the information would not have been obtained in breach of confidentiality agreement or the practice of keeping information confidential. However, if the overheard information relates to an impending tender offer, trading on that information could create liability under Rule 14e-3 if a substantial step had been taken towards a tender offer and the information was obtained from one of the persons identified above.

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Personal Benefit “of some consequence”

The second circuit’s opinion in the United States v Newman stated that there must be evidence of a personal benefit “of some consequence” regarding a tipper divulging material non-public information to support a finding of insider trading liability. The Court wrote, “There must be proof of a meaningfully close personal relationship that generates an exchange that is objective, consequential, and represents at least a potential gain of pecuniary or similar valuable nature.”

The Firm’s Policy on Insider Trading

An employee who obtains material, non-public information may not:

Trade on material, non-public information;

Communicate to another (tip) material, non-public information;

Recommend the purchase or sale of on the basis of such information; or,

Assist someone who is engaged in the activities listed above.

The firm addresses the following areas regarding insider trading: prevention, detecting, reporting, sanctions.

Prevention

In an effort to prevent insider trading from occurring, the firm does the following:

Investment Philosophy

Symmetry’s investment philosophy does not lend itself to the standard risks traditionally associated with insider trading. The Firm does not trade individual securities. As such, there are not the potential conflicts of interest that arise from engaging in those types of transactions.

Symmetry does not obtain, nor is making plans to soon obtain any non-public, material information from an issuer. Symmetry does not need to have a restricted or watch list. A restricted list typically contains those securities for which the advisory firm or its personnel have material, non-public information. A watch list typically contains those securities for which the advisory firm or its personnel are about to obtain material, non-public information from an issuer.

No High Risk Relationships

Symmetry does not engage in high risk relationships which lend to the communication and dissemination of non- public, material information.

Symmetry does not use the services of expert networks. An expert network provides investment managers and others with access to various industry experts within a given field, such as physicians, academics, and scientists. For example, an investment manager investing in biotechnology companies may seek guidance from a doctor regarding the potential commercial success of a new drug as well as information on general industry trends. The expert network maintains a database of individuals who can provide this particular level of insight.

Symmetry senior management and employees do not serve as officers or directors of a publicly traded issuer. The firm’s senior management and employees do not have family members that are officers or directors of an issuer in which clients invest.

The Symmetry Research Department and Portfolio Managers do interact with managers, insiders, analysts, unaffiliated portfolio managers and other investment professionals of issuers. The purpose is to conduct due diligence on the mutual funds and exchange traded funds, that the Firm may use as investment choices for its clients. Generally, the questions asked to the third parties and the analysis conducted is based on information that is provided to the public.

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Non-Disclosure Agreements

Symmetry has relationships with independent brokers-dealers, consultants, technology providers, custodians and other service providers. The proprietary information that is shared between parties relates to client information. Symmetry has either confidentiality provisions within the contracts with these providers or a separate non-disclosure agreement. In addition, both parties are governed by various regulations which require the protection of such information.

All Symmetry employees sign non-disclosure agreements at the commencement of their employment.

Information Barriers

Symmetry does not have available or share material non-public information regarding an issuer. Symmetry does have information barriers to protect proprietary information of the firm and the firm’s clients. The proprietary information consists of the firm’s business strategies, trade secrets and client information.

Detection of Insider Trading

As part of the required Symmetry personal transaction procedures, the firm’s Compliance Department conducts periodic reviews of client trading and employee personal trading. The Compliance Department also periodically reviews employees’ emails and phone calls looking for any kind of violation of internal policies or securities laws involving the dissemination of the proprietary information.

Reporting

Symmetry employees are required to bring any security law violation or potential violation to the Compliance Department or Chief Compliance Officer, (CCO).

Immediately upon learning of a potential insider trading violation, the CCO shall prepare a written report to the management of the firm providing full details and recommendations for further action.

Penalties

Insider trading bears reputational harm to the firm. Beyond the reputational harm, the penalties associated with insider trading liability may be severe. The SEC may obtain injunctive relief, disgorgement of profits gained or losses avoid plus interest, or civil penalties of up to three times the amount of the illegal profits gained or losses avoided. The Department of Justice can seek criminal penalties for insider trading, including fines of up to $5 million ($25 million for entities) and imprisonment of up to 20 years. In addition, any violation of this policy statement can be expected to result in serious sanctions by the firm, including dismissal of the persons involved.

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Securities Whistleblower Incentives and Protection Program

Section 922 of the Dodd-Frank act authorized the SEC to reward whistle blowers who provide it with original information that leads to a successful enforcement action by the SEC and/or certain state and federal regulators. The new rules, codified in Sections 21F-1 through 21F-17 of the Exchange Act, became effective as of August 12, 2011.

Pursuant to the terms of the Securities Whistleblower Incentives and Protection Program (the “Program”), a whistleblower is defined as a natural person who submits to the SEC information related to the ongoing or imminent violation of federal securities laws. To qualify as a whistleblower-and to be considered for a bounty- a whistleblower must meet the following requirements:

(1) Voluntarily come forward to the SEC (2) with original information about a violation of the federal securities laws (3) that leads to a successful judicial or administrative enforcement action brought by the SEC (4) in which the SEC obtains monetary sanctions totaling more than $1 million.

To satisfy the “voluntary” prong under the Program’s final rules, a whistleblower must submit information to the SEC before it, the Public Company Accounting Oversight Board, a self-regulatory organization, a state attorney general, a state securities regulatory authority, or Congress asks for the same information.

To satisfy the “original information” prong of the final rule, the information must be: (1) derived from the whistleblower’s independent knowledge or independent analysis; (2) not already known by the SEC; (3) not exclusively derived from publicly available information, such as news reports; and (4) provided to the SEC for the first time after the enactment of the Dodd-Frank Act.

Under the final rules, there are three categories of information that may be considered to have led to a successful enforcement action:

(1)   Information concerning conduct not under investigation or examination; or,

(2)       Information concerning conduct already under investigation or examination when the information has “significantly contributed” to the success of the action; or,

(3)   Information reported through internal compliance programs if: (a) a whistleblower reports original information through his or her employer’s internal compliance or reporting procedure before or at the same time it is passed along to the SEC; (b) the employer provides the whistleblower’s information and/or any information discovered during internal investigation to the SEC; and (c) the employer’s report leads to a successful enforcement action as set forth above.

Under the final rules, the significance of the information provided by the whistleblower must lead to enforcement action. Examples of conduct that leads to enforcement are as follows:

(1)	Theft/ Misappropriation such as intentionally developing a process to overcharge clients;

(2)	Fraud such as a Ponzi/Pyramid Scheme; or,

(3)	Misrepresentations such as intentionally inflating performance numbers.

The following persons are generally not eligible for whistleblower awards under the Program:

•	Anyone with a preexisting legal, contractual or judicially mandated duty to report to the SEC potential violations of federal securities laws.
•	External and in-house counsel who attempt to make whistleblower claims based on information obtained from the attorney-client relationship; exceptions exist where disclosure of the information is permitted under SEC or state bar rules.
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•	Persons deemed by a U.S. court to have obtained information by illegal means.
•	Foreign government officials.
•	Officers, directors, trustees or partners of an entity who learn of the alleged misconduct from another person, or who learn the information through the company reporting or compliance processes.
•	Compliance and internal audit personnel.
•	Public accountants, if the information relates to potential violations by the engagement client.

Compliance and internal audit staff may become whistleblowers entitled to a bounty in the following circumstances:

•	The compliance of internal audit staffer believes disclosure may prevent harm to the regulated entity or its investors;
•	The compliance or internal audit staffer believes the entity is engaging in conduct that will interfere with an ongoing investigation; or,
•	120 days or more has passed since the entity’s audit committee, chief legal officer or chief compliance officer became aware of the information.

The final rules of the Program impose extensive anti-retaliation protections for whistleblowers, including reinstatement for terminated whistleblowers, double back pay plus interest, and reimbursement of legal costs and fees.

The final rules require the whistleblower to follow procedures for submitting original information, (Form TCR), and making a claim for the whistleblower award, (Form WB-APP). Both forms, procedures and information, can be found at www.sec.gov/complaint/info_whistleblowers.shtml.

The Firm maintains policies and procedures to help prevent violations of federal and/or state securities laws by its employees. The Firm’s CCO is in-charge of monitoring and investigating its employees for potential violations of securities laws. All employees are encouraged to discuss any potential violations of federal and/or state securities laws with the CCO. All matters reported to the CCO will be investigated immediately and, if necessary, appropriate steps will be taken to address any potential violations.

Any questions pertaining to the above should be addressed with the CCO.

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Reporting and Review

Reporting Violations

The Code is required to have all employees report violations of the firm’s Code promptly to the CCO. Should the CCO be unavailable the violations should be reported to the Compliance Department who will then inform the CCO. Some examples of this reportable conduct would be fraud or illegal acts involving any aspect of the firm’s business, non compliance with applicable laws and regulations, deviations from required controls, and digression from procedures which safeguard clients and the firm. Employees who report such violations can do so in strict confidence to the extent permitted by law.

Sanctions

The firm is required to warn all employees that there can be sanctions such as warnings, fines, terminations, etc., from the firm for violations of the code of ethics. These will be determined on case-by-case basis depending upon the nature and severity of the violation. Additionally, violations of federal securities laws, rules, or regulations may include civil or criminal penalties.

Review

An annual review of the effectiveness of the implementation and adequacy of the Code shall be conducted by the CCO. There may be interim amendments to the Code. The Compliance Department will assure the most recent copy of the Code is available to all employees.

Education

There shall be an open door policy on any questions regarding the Code of and meetings, education, and training will occur to discuss issues when situations mandate such action.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, The CCO may consider granting exemptions on a case-by-case basis. Any requests for such consideration must be submitted by the employees in writing to the Compliance Department. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.

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ANNUAL CERTIFICATION OF COMPLIANCE WITH THE FIRM'S CODE OF ETHICS

(ACCESS PERSON)

I certify the following:

I have read and will comply with Symmetry Partners’ Code of Ethics. I understand that there are possible ramifications for a breach of these policies.

I have read and will comply with Symmetry Partners’ Insider Trading Policy. I understand that there are possible ramifications for a breach of this policy.

I have read and will comply with Symmetry Partners’ Personal Securities Transaction Policy. I understand that there are possible ramifications for a breach of this policy.

Signature_________________________________

Print Name________________________________

Dated:_____________________________ , 201___

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